                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [x] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                         Hollinger International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                      (HOLLINGER INTERNATIONAL INC. LOGO)

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
               TELEPHONE (312) 321-2299; FACSIMILE (312) 321-0629

                                 MARCH 28, 2002

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Hollinger International Inc. (the "Company") to be held on Thursday, May 23, 2002, at 11:00 a.m., local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022.

     At the meeting you will be asked to elect 13 directors. The Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments. The Board of Directors recommends that you vote in favor of the proposal to elect the nominated directors.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the postage paid envelope provided at your earliest convenience.

                                    Very truly yours,

                                    -s- CONRAD N. BLACK
                                    LORD BLACK OF CROSSHARBOUR, PC(C), OC, KCSG
                                    Chairman of the Board of Directors
                                    and Chief Executive Officer

                      (HOLLINGER INTERNATIONAL INC. LOGO)

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
               TELEPHONE (312) 321-2299; FACSIMILE (312) 321-0629
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2002
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Hollinger International Inc. (the "Company") will be held on Thursday, May 23, 2002, at the Metropolitan Club, One East 60th Street, New York, New York 10022, at 11:00 a.m., local time, for the following purposes:

          1. To elect 13 directors to serve for a one-year term expiring at the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Director Election Proposal").

          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

     Directors shall be elected by a plurality of the votes cast in person or by proxy by holders of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") and Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock") voting together as a single class. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

     The Board of Directors has fixed the close of business on March 25, 2002 (the "Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders as of the Record Date will be available for inspection by stockholders at the Company's office located at 712 5th Avenue, New York, New York 10019 during ordinary business hours in the ten-day period prior to and including the Annual Meeting.

     As of the Record Date, Hollinger Inc. directly or indirectly owned all of the Class B Common Stock and 13,833,831 shares of Class A Common Stock, which in the aggregate represented 69.5% of the outstanding combined voting power of the Common Stock. Therefore, Hollinger Inc. has sufficient voting power to approve the Director Election Proposal regardless of the vote of any other stockholders.

                                          By Order of the Board of Directors,

                                          -s- MARK S. KIPNIS
                                          MARK S. KIPNIS
                                          Vice President-Law and Secretary
March 28, 2002

     Whether or not you plan to attend the meeting in person, you are requested to mark, sign, date and return the enclosed proxy card in the enclosed, addressed, postage paid envelope provided for that purpose.

                      (HOLLINGER INTERNATIONAL INC. LOGO)
                            ------------------------
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2002
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hollinger International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, May 23, 2002, at 11:00 a.m., local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022. This Proxy Statement is being mailed on or about March 28, 2002. Proxies are being solicited from holders of record as of the close of business on March 25, 2002 (the "Record Date") of the outstanding shares of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") and Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock") for use at the Annual Meeting and at any adjournments or postponements thereof.

     At the Annual Meeting, stockholders of the Company will be asked to vote upon the following:

          1. To elect 13 directors to serve for a one-year term expiring at the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Director Election Proposal").

          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

     It is expected that the solicitation will be primarily by mail, telephone or electronically, but proxies may also be solicited personally by regular employees of the Company. The cost of such solicitation will be borne by the Company. The Company will not pay any compensation for the solicitation of proxies, but upon request will reimburse banks, brokers and other nominees for their reasonable expenses incurred in sending proxy materials to, and obtaining instructions from, beneficial owners.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
THE COMPANY.................................................    3
THE ANNUAL MEETING..........................................    3
     General................................................    3
     Record Date............................................    3
     Required Votes.........................................    3
     Proxies................................................    4
     Ownership by Hollinger Inc. ...........................    4
PRINCIPAL STOCKHOLDERS......................................    5
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    7
     Relationship with Hollinger Inc. ......................    7
     Management Services and Business Opportunities.........    8
     Other Transactions.....................................    9
THE DIRECTOR ELECTION PROPOSAL..............................   10
     Information Concerning Nominees as Directors...........   10
     Meetings and Committees................................   13
     Directors' Compensation................................   14
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   15
     Executive Compensation.................................   15
INDEPENDENT AUDITORS........................................   22
STOCKHOLDER PROPOSALS.......................................   22
OTHER MATTERS...............................................   22

     As used in this Proxy Statement, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and its consolidated subsidiaries and affiliated companies; (ii) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries and affiliated companies; (iii) "Jerusalem Post" refers to the subsidiaries of the Company publishing The Jerusalem Post; (iv) "The Telegraph" refers to Telegraph Group Limited and its consolidated subsidiaries and affiliated companies; (v) "Hollinger L.P." refers to Hollinger Canadian Newspapers, Limited Partnership;
(vi) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; and (vii) "XSTM" refers to XSTM Holdings (2000) Inc. (formerly Southam Inc.) and its consolidated subsidiaries. During 2001, XSTM and Hollinger Canadian Publishing Holdings Inc. were effectively amalgamated to form Hollinger Canadian Publishing Holdings Co.

                                  THE COMPANY

     The Company is a global newspaper publisher with English-language newspapers in the United States, the United Kingdom, Canada and Israel. Its assets include Telegraph Group Limited in Britain, which publishes The Daily Telegraph, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post, the Hollinger Business Media Group and a portfolio of new media investments. The Company's Canadian newspapers are owned through Hollinger L.P., in which the Company has approximately an 87% interest. The Company's strategy is to achieve improvements in the cash flow and profitability of its newspapers.

                               THE ANNUAL MEETING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors from holders of Common Stock for use at the Annual Meeting.

     At the Annual Meeting, stockholders will be asked to vote upon the following:

     1. DIRECTOR ELECTION PROPOSAL: To elect 13 directors to serve for a one-year term expiring at the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. OTHER BUSINESS: To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

     The Board of Directors has fixed the close of business on March 25, 2002 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 85,778,367 shares of Class A Common Stock were outstanding and held by approximately 250 holders of record (and approximately 4,000 beneficial owners) and 14,990,000 shares of Class B Common Stock were outstanding and held directly or indirectly by Hollinger Inc. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

REQUIRED VOTES

     Directors shall be elected by a plurality of the votes cast in person or by proxy by holders of Common Stock. An abstention is deemed "present" but is not deemed a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors.

     As of the Record Date, Hollinger Inc. directly or indirectly owns approximately 69.5% of the combined voting power of the outstanding Common Stock. Consequently, Hollinger Inc. has sufficient voting power to elect the Directors regardless of the vote of any other stockholders. Hollinger Inc. has indicated that it will vote in favor of the nominated Directors.

PROXIES

     Stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Annual Meeting. The presence, in person or by properly executed proxy, of holders of one-third of the votes attributable to the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting.

     All shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" the Director Election Proposal. The Board of Directors does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed, the Company may adjourn or postpone the Annual Meeting by a vote of the stockholders present. If the Company proposes to adjourn or postpone the Annual Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment or postponement.

     Any proxy given may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Company Secretary, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company Secretary at or before the Annual Meeting; or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Hollinger International Inc., 401 North Wabash Avenue, Suite 740, Chicago, Illinois 60611, Attention:
Secretary.

     Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP BY HOLLINGER INC.

     Hollinger Inc. directly or indirectly owns 28.6% of the combined equity interest and 69.5% of the combined voting power of the outstanding Common Stock (without giving effect to the future issuance of Class A Common Stock in connection with the Series E Redeemable Convertible Preferred Stock, par value $.01 per share ("Series E Preferred Stock")). As a result, Hollinger Inc. will continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company and its subsidiaries. Hollinger Inc. owns all of the outstanding Series E Preferred Stock, which is convertible at any time into shares of Class A Common Stock at the initial conversion price of the Canadian dollar equivalent of $14 per share. Based on the initial conversion price, 616,092 shares of Class A Common Stock would have been issuable as of March 15, 2002.

     Hollinger Inc. is effectively controlled by Lord Black of Crossharbour, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Lord Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Lord Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 25, 2002, certain information regarding those persons or entities known to hold more than 5% of the outstanding shares of Class A Common Stock and Class B Common Stock and ownership of Class A Common Stock and Class B Common Stock by the named executive officers and the incumbent directors (thirteen of whom are the nominees for directors) and all directors and executive officers as a group.

                                                            CLASS AND
                                                        NUMBER OF SHARES                     PERCENT
           NAME AND ADDRESS                         BENEFICIALLY OWNED (1)(2)              OF CLASS (3)
           ----------------                         -------------------------              ------------
Southeastern Asset Management Inc. ...   17,506,400   Class A Common  (15)                     20.4%
Suite 800
6410 Popular Avenue
Memphis, Tennessee 38119
Tweedy, Browne Company LLC............   10,931,504   Class A Common  (14)                     12.7%
350 Park Avenue
New York, New York 10022
Hollinger Inc. and affiliates.........   33,302,396   Class A Common  (4)                      36.7%
10 Toronto Street                        14,990,000   Class B Common  (4)                     100.0%
Toronto, Ontario
M5C 2B7 Canada
Lord Black of Crossharbour, PC(C), OC,
  KCSG................................   33,302,396   Class A Common  (1), (2), (4), (5)       36.7%
                                         14,990,000   Class B Common  (4), (5)                100.0%
Dwayne O. Andreas.....................      215,750   Class A Common  (1), (11), (13)              *
Peter Y. Atkinson.....................      279,131   Class A Common  (1), (2)                     *
Barbara Amiel Black...................   33,302,396   Class A Common  (1), (2), (6)            36.7%
                                         14,990,000   Class B Common  (6)                     100.0%
John A. Boultbee......................      275,957   Class A Common  (1), (2)                     *
The Hon. Richard R. Burt..............       15,750   Class A Common  (1)                          *
Raymond G. Chambers...................            0   Class A Common  (1), (13)                    *
Daniel W. Colson......................      654,983   Class A Common  (1), (2), (9)                *
Frederick A. Creasey..................       31,250   Class A Common  (1)                          *
John D. Ferguson......................       67,500   Class A Common  (1)                          *
Paul B. Healy.........................      148,900   Class A Common  (1)                          *
Mark S. Kipnis........................       42,500   Class A Common  (1)                          *
Dr. Henry A. Kissinger................       15,750   Class A Common  (1)                          *
Marie-Josee Kravis, O.C...............       15,750   Class A Common  (1)                          *
Shmuel Meitar.........................       15,750   Class A Common  (1)                          *
The Hon. Richard N. Perle.............       13,200   Class A Common  (1), (7)                     *
F. David Radler.......................    1,163,353   Class A Common  (1), (2), (8)             1.3%
Robert T. Smith.......................       26,250   Class A Common  (1)                          *
The Hon. Robert S. Strauss............       21,750   Class A Common  (1), (12), (13)              *
A. Alfred Taubman.....................       26,674   Class A Common  (1), (10)                    *
The Hon. James R. Thompson............       15,750   Class A Common  (1)                          *
Lord Weidenfeld.......................       15,750   Class A Common  (1), (13)                    *
Leslie H. Wexner......................       15,750   Class A Common  (1)                          *
All Directors and Executive Officers
  as a group (23 persons).............   33,993,220   Class A Common  (16)                     37.5%

---------
 (1) Includes shares subject to presently exercisable options or options exercisable within 60 days of March 25, 2002 held by executive officers and directors under the Company's 1994 Stock Option Plan, 1997 Stock Incentive Plan and 1999 Stock Incentive Plan as follows: Lord Black 803,750 shares; Mr. Andreas 15,250 shares; Mr. Atkinson 250,000 shares; Mrs. Black 141,250 shares; Mr. Boultbee 241,000 shares; Mr. Burt 15,250 shares; Mr. Chambers 0 shares; Mr. Colson 462,500 shares; Mr. Creasey 31,250 shares; Mr. Ferguson 67,500 shares; Mr. Healy 148,900 shares; Mr. Kipnis 42,500 shares; Dr. Kissinger 15,250 shares; Mrs. Kravis 15,250 shares; Mr. Meitar 15,250 shares;

     Mr. Perle 2,000 shares; Mr. Radler 803,750 shares; Mr. Smith 26,250 shares; Mr. Strauss 11,250 shares; Mr. Taubman 15,250 shares; Mr. Thompson 15,250 shares; Lord Weidenfeld 15,250 shares and Mr. Wexner 15,250 shares.

 (2) The directors and executive officers as a group (23 persons) were the beneficial owners of 33,993,220 shares of Class A Common Stock (which includes: presently exercisable options to purchase 3,169,150 shares of Class A Common Stock, 14,990,000 shares of Class B Common Stock which are convertible into an equal number of shares of Class A Common Stock; 93,206 shares of Series E Preferred Stock which are convertible into 616,092 shares of Class A Common Stock as of March 15, 2002; 2,479,456 shares of Hollinger Inc. Series II Preference Shares ("Series II Shares") which are exchangeable for 1,140,550 shares of Class A Common Stock as of March 15,
     2002) and 1,662,600 Hollinger Inc. Retractable Common Shares and/or options ("Retractable Shares") which are exchangeable for 605,415 shares of Class A Common Stock; or approximately 37.5% of the outstanding Class A Common Stock. Ownership of the Retractable Shares, exclusive of options, is as follows: Mr. Atkinson 80,000 Retractable Shares exchangeable for 29,131 shares; Mrs. Black 1,600 Retractable Shares exchangeable for 583 shares; Lord Black 250,000 Retractable Shares exchangeable for 91,034 shares; Mr. Boultbee 96,000 Retractable Shares exchangeable for 34,957 shares; Mr. Colson 160,000 Retractable Shares exchangeable for 58,262 shares; Mr. Radler 230,000 Retractable Shares exchangeable for 83,752 shares, and Mr. Taubman 30,000 Retractable Shares exchangeable for 10,924 shares. Ownership of the Series II Shares is as follows: Lord Black 1,611,039 Series II Shares exchangeable for 741,078 shares; Mr. Colson 290,697 Series II Shares exchangeable for 133,721 shares; and Mr. Radler 577,720 Series II Shares exchangeable for 265,751 shares. The directors and executive officers as a group were also the beneficial owners of 14,990,000 shares of Class B Common Stock or 100% of the outstanding Class B Common Stock, as of March 25, 2002.

 (3) An asterisk (*) indicates less than one percent of a class of stock.

 (4) Includes: 14,990,000 shares of Class A Common Stock into which an equal number of shares of Class B Common Stock are convertible; and 616,092 shares of Class A Common Stock (based upon an assumed March 15, 2002 conversion) into which 93,206 shares of Series E Preferred Stock are convertible at any time at the Canadian dollar equivalent of $14.00 per share. The Ravelston Corporation Limited ("Ravelston"), 10 Toronto Street, Toronto, Ontario, Canada M5C 2B7, effectively controls Hollinger Inc. through its direct or indirect control or direction (including through its subsidiary Argus Corporation Limited ("Argus")) over 77.8% of the outstanding Retractable Shares of Hollinger Inc. Lord Black indirectly controls Ravelston. Certain executive officers of the Company, including Lord Black and Messrs. Radler, Colson, Atkinson, Boultbee and Creasey, are employees of Ravelston. Lord Black also beneficially owns 33,993,220 shares of Class A Common Stock (which includes Retractable Shares, Series II Shares and options, as described in notes (1) and (2), and also includes options owned by his spouse, Barbara Amiel Black, as described in note (1); Lord Black disclaims beneficial ownership of his spouse's options). As of March 25, 2002, there were 32,068,937 outstanding Retractable Shares and 5,362,679 outstanding Series II Shares of Hollinger Inc. Certain of the executive officers and directors of the Company, including Lord Black and Messrs. Radler, Colson, Andreas, Atkinson, Boultbee, Creasey, Taubman and Mrs. Black, also own, directly or indirectly, equity securities of Hollinger Inc. or own or have the right to acquire equity securities of Hollinger Inc. through Hollinger Inc.'s Executive Share Option Plan. As of March 25, 2002, all executive officers and directors of the Company and other entities controlled by Lord Black beneficially held an aggregate of 24,964,167 Retractable Shares and 2,479,456 Series II Shares of Hollinger Inc., or approximately 77.8% of the outstanding Retractable Shares and 46.2% of the outstanding Series II Shares, respectively.

 (5) Includes: 9,600 shares of Class A Common Stock which are held by Conrad Black Capital Corporation; 600 shares owned by Lord Black; 500 shares of Class A Common Stock owned by Mrs. Black; and 50 shares of Class A Common Stock owned by Lord Black's son. Also includes: 14,990,000 shares of Class B Common Stock; and 616,092 shares of Class A Common Stock (based upon an assumed March 15, 2002 conversion) into which 93,206 shares of Series E Preferred Stock are convertible, all of which are directly or indirectly held by Hollinger Inc. and as to which Lord Black may be deemed to have indirect beneficial ownership. Also includes 832,082 shares of Class A Common Stock into which 250,000 Retractable Shares and 1,611,039 Series II Shares are exchangeable.

 (6) Mrs. Black may be deemed to have beneficial ownership of the shares of Common Stock and Series E Preferred Stock held by Hollinger Inc., Conrad Black Capital Corporation and Lord Black. Mrs. Black disclaims beneficial ownership of such securities. See Note (5) above.

 (7) Includes 5,000 shares of Class A Common Stock held by Mr. Perle's wife and 1,600 shares of Class A Common Stock held by the Perle Defined Pension Plan as to which Mr. Perle may be deemed to have indirect beneficial ownership and 4,600 shares owned by Mr. Perle.

 (8) Includes 9,500 shares of Class A Common Stock held by F.D. Radler Ltd., 200 shares of Class A Common Stock held by Mr. Radler's wife, 200 shares of Class A Common Stock held by one daughter, and 200 shares of Class A Common Stock held by another daughter, as to which Mr. Radler may be deemed to have indirect beneficial ownership. Mr. Radler disclaims beneficial ownership of the Class A Common Stock held by his wife and daughters. Also includes 349,503 shares of Class A Common Stock for which 230,000 Retractable Shares and 577,720 Series II Shares are exchangeable.

 (9) Includes 191,983 shares of Class A Common Stock for which 160,000 Retractable Shares and 290,697 Series II Shares are exchangeable and 500 shares of Class A Common Stock owned by Mr. Colson.

(10) Includes 500 shares of Class A Common Stock and 30,000 Retractable Shares exchangeable for 10,924 shares of Class A Common Stock held by the A. Alfred Taubman Restated Revocable Trust.

(11) Includes 200,500 shares of Class A Common Stock indirectly held by Mr. Andreas through a Mutual Income Fund. Mr. Andreas is the Chairman Emeritus of Archer-Daniels-Midland Co., which owns 1,759,979 shares of Class A Common Stock. Mr. Andreas disclaims beneficial ownership of such securities.

(12) Includes 10,500 shares of Class A Common Stock held by Robert and Helen Strauss Family Partnership.

(13) Messrs. Andreas, Chambers and Strauss and Lord Weidenfeld were directors during the year ended December 31, 2001, but are not nominees for reelection.

(14) The information concerning the beneficial ownership of Tweedy, Browne Company LLC has been obtained from a Schedule 13D filed with the Commission by such person on January 28, 2002. Such information has not been independently verified by the Company.

(15) The information concerning the beneficial ownership of Southeastern Asset Management has been obtained from a Schedule 13D filed with the Commission by such person on February 13, 2002. Such information has not been independently verified by the Company.

(16) See notes (1) through (13).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH HOLLINGER INC.

     GENERAL. Hollinger Inc. and its wholly-owned subsidiaries presently have the exclusive right to vote shares constituting approximately 69.5% of the total voting power of the Common Stock (without giving effect to the future issuance of Class A Common Stock in connection with the Series E Preferred Stock of the Company) and the ability to elect the entire Board of Directors. Five of the nominees (Lord Black, Mr. Atkinson, Mr. Colson, Mr. Radler and Mrs. Black) for election to the Board of Directors of the Company are officers or directors of Hollinger Inc.

     SECURITY FOR HOLLINGER INC. CREDIT FACILITIES. All of the shares of the Company owned by Hollinger Inc. and its wholly owned subsidiaries are pledged to a syndicate of Canadian chartered banks as security for Hollinger Inc.'s Cdn.$81.9 million revolving facility and to a Canadian chartered bank as security for Hollinger Inc.'s Cdn.$10 million operating facility.

     OTHER ARRANGEMENTS. On July 11, 2000, the Company loaned $36.8 million to a subsidiary of Hollinger Inc. which is payable on demand and bears interest at the rate of 90 day LIBOR plus 3% per quarter.

     Additional or modified arrangements and transactions may be entered into in the future by the Company and Hollinger Inc. and their respective subsidiaries. Any such future arrangements and transactions will be determined through negotiation between the Company and Hollinger Inc. and it is possible that conflicts of interest will be involved. In general, the Audit Committee of the Board of Directors is responsible for recommending to the Board of Directors policies and procedures for dealing with conflicts of interest and for reviewing any such arrangements and transactions.

MANAGEMENT SERVICES AND BUSINESS OPPORTUNITIES

     Concurrently with the consummation of the Company's initial public offering in 1994, the Company and Hollinger Inc. entered into agreements for the purpose of defining their ongoing relationships, including a services agreement, to which Publishing later became a party, and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties. The Business Opportunities Agreement was subsequently amended, with the approval of the Audit Committee, in 1995 and 1996 (as so amended, the "Business Opportunities Agreement"). In 1998, the management services arrangements were restructured to reflect the transformation of Hollinger Inc. primarily into a holding company for the Company and the provision by Ravelston of management services. New agreements (the "Services Agreements") were entered into between Ravelston and the Company and XSTM. The Services Agreements are generally consistent in their scope and terms with the prior agreements which they superseded.

     MANAGEMENT SERVICES. Pursuant to the Services Agreements, Ravelston provides advisory, consultative, procurement and administrative services to the Company and its respective subsidiaries including, among other things, strategic advice, planning and financial services (including advice and assistance with respect to acquisitions, divestitures or joint venture arrangements); consulting services regarding risk management and insurance coverage; and assistance in operational matters. In 2001 approximately $25.8 million plus Cdn.$7.6 million was paid in fees pursuant to the Services Agreements. The fees paid by the Company were approved by the Audit Committee as reasonable for the services rendered. The amount of fees payable pursuant to the Services Agreements for 2002 and future years will be determined annually by agreement between Ravelston and the Audit Committee. The Services Agreements may be terminated by either party upon 180 days prior written notice. Ravelston's affiliates include Lord Black and Messrs. Radler, Colson, Atkinson, Boultbee and Creasey and Mrs. Black, who are officers and/or directors of both Hollinger Inc. and the Company and who, with the exception of salaries paid to Lord Black and Mr. Colson by The Telegraph and salary to Mrs. Black, do not receive compensation directly from the Company in their capacities as executive officers of the Company or Hollinger Inc. Of the aforementioned Services Agreements fees, approximately $770,000 and $230,000, respectively, were paid to Ravelston's affiliates, Moffat Management and Black-Amiel Management, for services provided.

     BUSINESS OPPORTUNITIES. The Business Opportunities Agreement provides that the Company is Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in the newspaper business and in related media business in the United States, Israel and, through The Telegraph, the United Kingdom, the rest of the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue all media (including newspaper) acquisition opportunities outside the United States, Israel and the Telegraph Territory and all media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory. As newspaper acquisition opportunities arise in the United States, Israel and the Telegraph Territory, the Company has the right to pursue such opportunities directly or through The Telegraph. If Hollinger Inc. acquires a newspaper business in the United States or Israel, Hollinger Inc. will be obligated to offer such business for sale to the Company on terms no less favorable to the Company than those obtained by Hollinger Inc. Under the Business Opportunities Agreement, as newspaper or media acquisitions arise in Canada, Hollinger Inc. has the right to pursue such opportunities. Likewise, if the Company acquires a newspaper business in Canada, the Company will be obligated to offer such business for sale to Hollinger Inc. on terms no less favorable to Hollinger Inc. than those obtained by the Company. Hollinger Inc., through wholly owned subsidiaries, may continue to acquire newspapers in Canada. Any decision by the Company with respect to a particular acquisition from, or disposition to, Hollinger Inc. shall be subject to the review and approval of the Audit Committee. In addition, the Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States or Israel, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly-held newspaper businesses in the United States. For purposes of the Business Opportunities Agreement, "newspaper business" means the business of publishing and distributing newspapers, magazines and other paid or free publications having national, regional, local or targeted markets, including publications having limited or no news or editorial content such as shoppers or other total market coverage publications and similar publications. "Media business" means the business of broadcasting radio, television, cable and satellite programs (including national, regional or local radio, television, cable and satellite programs). The Business Opportunities Agreement will remain in effect so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances.

OTHER TRANSACTIONS

     In order to facilitate the rendering of management and advisory services by Lord Black and Mr. Radler, and to enhance the business interests of the Company within the financial community, the newspaper industry and otherwise, a subsidiary of the Company purchased apartments in New York and Chicago in 1994 for the use of Lord Black and Mr. Radler, respectively, on a rent-free/maintenance-free basis while they are in the United States. The cost to the Company of maintaining the apartments for Lord Black and Mr. Radler was approximately $97,000 and $18,000, respectively, during 2001. The Company also provides an automobile and driver for Lord Black in New York and an automobile for Mr. Radler in Chicago. The Company has granted options to Lord Black and Mr. Radler, respectively, to acquire at any time the Company's interest in the New York and Chicago apartments, respectively, at their then fair market values. The Company's subsidiary has agreed to sell the apartments upon exercise of the option by Lord Black or Mr. Radler, respectively, or by a third party in the event of Lord Black's or Mr. Radler's respective termination as both an officer and a director of the Company, their respective deaths or permanent disability or upon notice by Lord Black or Mr. Radler, respectively. Effective December 29, 2000, Lord Black exercised his option to purchase.

     The Company consummated two transactions with Horizon Publications Inc., a company formed by a former Vice President of American Publishing Company and controlled by certain members of the Board of Directors and senior management of the Company as shareholders, which were unanimously approved by the Audit Committee and the independent Directors of the Company as market value transactions. American Publishing Company transferred assets in Saagit Valley and San Juan Islands, Washington and Mammoth Lakes, California in exchange for net working capital.

     On September 5, 2001, the Company repurchased for cancellation 7,052,464 shares of Class A Common Stock held by two wholly-owned subsidiaries of Hollinger Inc. The purchase price per share was 98% of the closing price on the NYSE on September 5, 2001 or $13.07 per share, for a total of approximately $92.2 million. The purchase price was unanimously approved by the Audit Committee and the independent Directors of the Company as a market value transaction.

     On September 27, 2001, the Company redeemed for cancellation 40,920 shares of Series E Preferred Stock held by a wholly-owned subsidiary of Hollinger Inc. The redemption price per share was Cdn.$146.625, for a total cash payment of $3,821,000. The redemption price was pursuant to the Company's Certificate of Designations for the Series E Preferred Stock and the transaction was unanimously approved by the independent Directors of the Company.

     In connection with the two sales of Canadian newspaper properties to Osprey Media Group Inc. ("Osprey") in 2001, to satisfy a closing condition, Hollinger Inc., the Company, Lord Black and Messrs. Radler, Atkinson and Boultbee entered into non-competition agreements with Osprey pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to Osprey for a five year period, subject to certain limited exceptions, for aggregate consideration of Cdn.$7,940,000, consisting of Cdn.$3,591,905 paid to Lord Black, Cdn.$3,591,905 paid to Mr. Radler, Cdn.$378,095 paid to Mr. Atkinson and Cdn.$378,095 paid to Mr. Boultbee.

     In connection with the sales of United States newspaper properties in 2000, to satisfy a closing condition, Hollinger Inc., the Company, Lord Black and Messrs. Radler, Atkinson and Boultbee entered into non-competition agreements with the purchasers pursuant to which each agreed not to compete directly or indirectly in the United States with the United States businesses sold to the purchasers for a fixed period, subject to certain limited exceptions, for aggregate consideration paid in 2001 and 2000 of $15,600,000, consisting of $7,197,500 paid to Lord Black, $7,197,500 paid to Mr. Radler, $602,500 paid to Mr. Atkinson and $602,500 paid to Mr. Boultbee.

                         THE DIRECTOR ELECTION PROPOSAL

     Thirteen persons are being nominated for election as directors. The Board of Directors is elected annually and may consist of such number of directors as the Board of Directors may by resolution from time to time determine. Any newly created directorship or vacancy may be filled by a majority of the remaining members of the Board of Directors then in office. The occurrence of a vacancy which is not filled within 90 days of the vacancy will constitute a determination by the Board of Directors that the number of directors is to be reduced so as to eliminate such vacancy, unless the Board of Directors specifies otherwise. Unless authority to vote is withheld, shares of Common Stock represented by proxies properly executed will be voted in favor of each of the persons named below, all of whom, except for Mr. Atkinson, are presently directors of the Company. The Company has no reason to believe that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the meeting, it is intended that discretionary authority shall be exercised by the persons designated as proxies to vote the proxies for the election of any other nominee or nominees of management. Each director elected at the meeting will hold office until the 2003 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

     The stockholders of the Company are not entitled to vote cumulatively in the election of directors. The holders of Class A Common Stock and Class B Common Stock are entitled to vote in the election of directors and vote together as a single class. Hollinger Inc., which controls approximately 69.5% of the combined voting power of both classes of Common Stock, has indicated its intention to vote in favor of all the persons named below for election as directors.

INFORMATION CONCERNING NOMINEES AS DIRECTORS

     The following table and the notes thereto set forth the names and ages (as of March 25, 2002) of the 13 persons nominated for election as directors and all positions and offices with the Company held by them:

                       NAME AND AGE                                  POSITION(S) WITH THE COMPANY
                       ------------                                  ----------------------------
Peter Y. Atkinson, 55......................................    Vice President
Barbara Amiel Black, 61....................................    Vice President, Editorial and Director
Lord Black of Crossharbour, PC(C), OC, KCSG, 57............    Chairman of the Board, Chief Executive
                                                               Officer and Director
The Hon. Richard R. Burt, 55...............................    Director
Daniel W. Colson, 54.......................................    Vice Chairman and Director, Deputy
                                                               Chairman, Chief Executive Officer and
                                                               Director of the Telegraph
Dr. Henry A. Kissinger, 78.................................    Director
Marie-Josee Kravis, O.C., 52...............................    Director
Shmuel Meitar, 58..........................................    Director
The Hon. Richard N. Perle, 60..............................    Co-Chairman of Hollinger Digital Inc. and
                                                               Director
F. David Radler, 59........................................    Deputy Chairman, President, Chief
                                                               Operating Officer and Director
A. Alfred Taubman, 78......................................    Director
The Hon. James R. Thompson, 65.............................    Director
Leslie H. Wexner, 64.......................................    Director

     The name, principal occupation, business experience and tenure as a director of the Company is set forth below for each nominee for election as a director and for the four directors not standing for reelection. Unless otherwise indicated, all principal occupations have been held for more than five years.

     PETER Y. ATKINSON, Vice President. Mr. Atkinson has served as a Vice President of the Company since 1997. He has served as a director and as Vice President and General Counsel of Hollinger Inc. since February 1996 and was appointed Executive Vice President and General Counsel on May 24, 2000. He also serves as an officer and director of Argus and Hollinger Canadian Newspapers G.P. Inc. He is a director of Toronto Hydro and of Canadian Tire Corporation, Limited, a Canadian public reporting company.

     BARBARA AMIEL BLACK (LADY BLACK), Vice President, Editorial and Director. Barbara Amiel Black has served as Vice President, Editorial since September 1995 and as a director since February 1996 and is the wife of Lord Black. After an extensive career in both on and off-camera television production, she was Editor of The Toronto Sun from 1983 to 1985; columnist of The Times and senior political columnist of The Sunday Times of London from 1986 to 1994; and columnist of The Telegraph from 1994 to present. She has been a columnist of Maclean's magazine since 1977. Barbara Amiel Black also serves as a director of Hollinger Inc. and Jerusalem Post. She is the author of two books: "By Persons Unknown" (co-author), which won the Mystery Writers of America Edgar Award for best non-fiction in 1978, and "Confessions", a book of political essays published in 1980, which won the Canadian periodical publishers prize.

     LORD BLACK OF CROSSHARBOUR, PC(C), OC, KCSG, Chairman of the Board of Directors, Chief Executive Officer and Director, Hollinger International Inc., New York, Chicago; Hollinger Inc., Toronto; Argus Corporation Ltd., Toronto. Lord Black has held these or equivalent or similar positions since 1978. He currently serves as the Chairman and as a director of Telegraph Group Limited, London, U.K., and as a director of the Jerusalem Post and The Spectator (London). Lord Black also serves as a director of Brascan Limited, the Canadian Imperial Bank of Commerce and CanWest Global Communications Corp. all of which are public reporting companies in Canada, and as a director of Sotheby's Holdings, Inc. Lord Black is Chairman of the Advisory Board of The National Interest (Washington) and a member of the International Advisory Board of The Council on Foreign Relations (New York).

     THE HON. RICHARD R. BURT, Director. Mr. Burt has served as a director since September 1994. Mr. Burt has served as Chairman of IEP Advisors L.L.P., an emerging markets investment banking and advisory services firm, since 1994. He was a partner with McKinsey & Company, Inc. from 1991 to 1994. Mr. Burt has served as Chief Negotiator in Strategic Arms Reduction Talks from 1989 to 1991 and as the United States Ambassador to the Federal Republic of Germany from 1985 to 1989. He served as a director of Powerhouse Technologies Inc. from 1994 until 1999, when it was acquired by Anchor Gaming Corp. and as a director of Homestake Mining Inc. from 1998 until February 2001. Mr. Burt currently serves as a director of Anchor Gaming, Weirton Steel Corp., Archer-Daniels-Midland Co. and HCL Technologies, Ltd., all of which are United States public reporting companies.

     DANIEL W. COLSON, Vice Chairman and Director. Deputy Chairman, Chief Executive Officer and director of The Telegraph. Mr. Colson has served as a director of the Company since February 1995 and as Vice Chairman since May 1998. He has served as Deputy Chairman of The Telegraph since 1995 and as Chief Executive Officer of The Telegraph since 1994, and was Vice Chairman of The Telegraph from 1992 to 1995. Mr. Colson also currently serves as Chairman and as a director of Hollinger Telegraph New Media Ltd. and as Vice Chairman and director of Hollinger Digital Inc. He also serves as Vice Chairman and as a director of Hollinger Inc., and as a director of Argus and Molson Inc. and Macyro Group Inc. (Canada), all of which are Canadian public reporting companies. Mr. Colson also served as Deputy Chairman and director of Interactive Investor International plc from 1998 to 2001.

     DR. HENRY A. KISSINGER, Director. Dr. Kissinger has served as a director since February 1996. Dr. Kissinger has served as Chairman of Kissinger Associates Inc., an international consulting firm, since 1982. Dr. Kissinger served as the 56th Secretary of State from 1973 to 1977. He also served as Assistant to the President for National Security Affairs from 1969 to 1975 and as a member of the President's Foreign Intelligence Advisory Board from 1984 to 1990. Dr. Kissinger served as a director of American Express Company from 1984 to 1996 and as a director of Revlon Inc., and Gulfstream Aerospace Corporation until 1999 and as a director of Freeport-McMoran Copper and Gold Inc. from 1995 to 2001. Dr. Kissinger currently serves as Advisor to the Board of Directors of American Express Company and as Advisor to the JP Morgan International Council. He also served as Counselor to J.P. Morgan Chase & Co. from 1981 to 2000 and as a member of its International Advisory Council from 1997 to 2000. He currently serves as Chairman of the International Advisory Board of American International Group, Inc., and Director Emeritus of Freeport-McMoran Copper and Gold Inc., all of which are United States public reporting companies, and as a director of ContiGroup Companies, Inc.

     MARIE-JOSEE KRAVIS, O.C., Director. Mrs. Kravis has served as a director since February 1996. She has served as a Senior Fellow of the Hudson Institute Inc. since 1994. She served as a director of The Seagram Company Ltd., a Canadian public reporting company, from 1985 to 2000 and as a director of Compaigne UniMedia from 1988 to 2000. She served as a director of Hasbro Inc. from 1995 to 2001 and of Star Media Network, Inc. during 2001. Mrs. Kravis currently serves as a director of Canadian Imperial Bank of Commerce, Vivendi Universal, and Ford Motor Company, a United States reporting company.

     SHMUEL MEITAR, Director. Mr. Meitar has served as a director since February 1996. Mr. Meitar also serves as Vice Chairman of Aurec Ltd., a leading provider of communications, media and information services, since 1991. Prior to 1991, Mr. Meitar served as President of the Aurec Group, which includes Golden Channels, the largest cable television franchise in Israel, and Golden Pages, the Israeli Yellow Pages. Mr. Meitar has been a director of Jerusalem Post since 1992 and also serves as a director of Golden Pages Publications Ltd.

     THE HON. RICHARD N. PERLE, Director. Mr. Perle has served as a director since June 1994. Mr. Perle has served as Resident Fellow of the American Enterprise Institute for Public Policy Research since 1987. He was the Assistant Secretary for the United States Department of Defense, International Security Policy from 1981 to 1988. Mr. Perle is Co-Chairman of Hollinger Digital Inc. and a director of Jerusalem Post, both of which are subsidiaries of the Company. Mr. Perle served as a director of GeoBiotics, Inc. from 1996 to 2000. Mr. Perle currently serves as a director of E.Certify, NAPRO Biotherapeutics, Inc., and Autonomy, Inc.

     F. DAVID RADLER, Deputy Chairman, President, Chief Operating Officer and Director. Mr. Radler has served as President and Chief Operating Officer since October 25, 1995, as Deputy Chairman since May 1998 and as a director since 1990. Mr. Radler was Chairman of the Board of Directors from 1990 to October 25, 1995. Mr. Radler currently serves as President and Chief Operating Officer and Deputy Chairman of Hollinger Inc. and as a director of The Telegraph. Mr. Radler also serves as a director of Argus, Dominion Malting Limited, West Fraser Timber Co. Ltd. and CanWest Global Communications Corp., all of which are Canadian public reporting companies. Mr. Radler also serves as a director of Jerusalem Post.

     A. ALFRED TAUBMAN, Director. Mr. Taubman has served as a director since February 1996. Since 1983, Mr. Taubman is the controlling shareholder, and from 1983 to 2001, served as a director, of Sotheby's Holdings Inc., the international art auction house. Mr. Taubman also served from 1951 to 2001 as Chairman of The Taubman Company and Taubman Centers, Inc., companies engaged in the regional retail shopping center business. Mr. Taubman, as Chairman of Sotheby's, was convicted on December 5, 2001 of violating the United States antitrust laws. Mr. Taubman maintains his innocence in this matter and is seeking a new trial.

     THE HON. JAMES R. THOMPSON, Director. Mr. Thompson has served as a director since June 1994. Mr. Thompson has served as the Chairman of Winston & Strawn, attorneys at law, since 1991. Mr. Thompson served as the Governor of the State of Illinois from 1977 to 1991. He served as a director of The Wackenhut Corporation from 1996 to 2000 and of Metal Management Inc. from 1999 to 2000. Mr. Thompson currently serves as a director of FMC Corporation, Prime Retail, Inc., Prime Group Realty Trust, Navigant Consulting Inc., Jefferson Smurfit Group plc, Union Pacific Resources, Inc. and American National Can Corp., all of which are United States public reporting companies with the exception of Jefferson Smurfit Group, which is an Irish company.

     LESLIE H. WEXNER, Director. Mr. Wexner has served as a director since February 1996. Mr. Wexner has served as Chairman and Chief Executive Officer of The Limited, Inc., a company whose activities include the retail sale of apparel and personal care items, since 1963. He also currently serves as a Chairman of Intimate Brands Inc. and served as Chairman of Abercrombie & Fitch from 1996 to 1998. Mr. Wexner served as Chairman of the Board of Trustees of The Ohio State University until 1991.

     The following four directors served during the year ended December 31, 2001, but are not standing for reelection:

     DWAYNE O. ANDREAS, Director. Mr. Andreas has served as a director since February 1996. Mr. Andreas served as the Chairman of Archer-Daniels-Midland Co. ("ADM"), a publicly traded Fortune 500 company, from 1970 to January 1999, when Mr. Andreas became Chairman Emeritus of ADM. Mr. Andreas served as a director of ADM from 1996 to 2001 and served as its Chief Executive Officer from 1966 to 1997. Mr. Andreas was Chairman of President Reagan's Task Force on International Private Enterprise from 1983 to 1985. He served as a director of Salomon, Inc., an investment banking firm in New York, from 1982 to 1997.

     RAYMOND G. CHAMBERS, Director. Mr. Chambers is Chairman of the Executive Committee of America's Promise-The Alliance for Youth. He is Co-Chairman of the New Jersey Performing Arts Center and The National Mentoring Partnership. He founded and is the Chairman and a Trustee of the Amelior Foundation and is the Founding Chairman of the Points of Light Foundation. Mr. Chambers was a director of King World Productions Inc. from 1998 to 1999. Mr. Chambers is also a Board Member of YankeeNets, LLC.

     THE HON. ROBERT S. STRAUSS, Director. Mr. Strauss has served as a director since February 1996. Mr. Strauss was a founder of, and is currently a Partner of, Akin, Gump, Strauss, Hauer & Feld, a national law firm. Mr. Strauss served as United States Ambassador to the Soviet Union beginning in 1991, and following the dissolution of the Soviet Union, as United States Ambassador to the Russian Federation until 1992, when he resigned and rejoined his former law firm. He also served as a director of General Instructions Inc. from 1991 to 1997 and as a director of Gulfstream Aerospace Corporation from 1993 to 1998. Mr. Strauss has been a director of Archer-Daniels-Midland Co., a United States public reporting company, since 1981.

     LORD WEIDENFELD, Director. Lord Weidenfeld has served as a director since February 1996. Lord Weidenfeld has served as Chairman of Weidenfeld & Nicolson Ltd., a book publisher, since 1948. Lord Weidenfeld served as a director of Hollinger Inc. from September 1993 until 1995. Lord Weidenfeld is a director of Jerusalem Post.

MEETINGS AND COMMITTEES

     The Board of Directors met four (4) times in 2001. Messrs. Kissinger and Wexner and Lord Weidenfeld did not attend 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which such director served. The Company maintains an Executive Committee, an Audit Committee, a Compensation Committee and a Stock Option Committee. The Company does not have a nominating committee.

     The Executive Committee acted by unanimous written consent fourteen (14) times in 2001. The Executive Committee consists of Lord Black, Chairman, and Messrs. Perle and Radler. The Executive Committee, to the extent permitted by law, the Company's Amended and Restated By-Laws and resolutions of the Board of Directors, exercises all the power and authority of the Board of Directors.

     The Audit Committee met five (5) times and the Chairman of the Committee met or consulted with senior executives of the Company and/or the independent auditors five (5) times in 2001. The 2002 Audit Committee consists of Mr. Thompson, Chairman, Mr. Burt and Mrs. Kravis. Each member of the Audit Committee is independent in the judgment of the Company's Board of Directors and as required by the listing standards of the New York Stock Exchange.

     Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP is responsible for auditing the financial statements. The Audit Committee's responsibility is to monitor and review these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including evaluating auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulations.

     The Audit Committee's duties include reviewing internal financial information, credit arrangements, reviewing related party transactions, reviewing the audit program, reviewing with the Company's accountants the results of all audits upon their completion, annually selecting and recommending independent public accountants, overseeing the quarterly unaudited reporting process and taking such other action as it may deem necessary. In addition, pursuant to the Services Agreements, the Audit Committee is responsible for reviewing the cost of services charged by Ravelston, and monitoring the Company's decisions with respect to related party acquisition opportunities and the exercise of the Company's rights under its Business Opportunities Agreement with Hollinger Inc. See "Certain Relationships and Related Transactions." The Audit Committee also has authority to recommend to the Board policies and procedures for dealing with conflicts of interest and to review the application of such policies and procedures.

     The Audit Committee reports that it has: (i) reviewed and discussed the audited financial statements with management and with KPMG LLP; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received certain disclosures from the auditors regarding the auditors' independence as required by the Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence. The Audit Committee obtained from KPMG LLP a formal written statement describing all relationships between the auditors and the Company which might bear on the auditors' independence. The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP to the Company is compatible with maintaining KPMG LLP's independence. Based on such review and discussions, and subject to the limitations on its role described above and in the Audit Committee Charter, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001 for filing with the Commission.

     On May 5, 1999, the Audit Committee adopted, and the Board of Directors ratified, the Hollinger International Inc. Audit Committee Charter (a copy of which was attached to the Company's Proxy Statement filed in March of 2000).

     The foregoing report has been furnished by James R. Thompson, Richard R. Burt and Marie-Josee Kravis.

     The Compensation Committee met one (1) time in 2001. The 2002 Compensation Committee consists of Mr. Thompson, Chairman, and Mr. Burt. The Compensation Committee recommends compensation levels of senior management (other than for those executive officers who receive their compensation from Hollinger Inc. or Ravelston), works with senior management on benefit and compensation programs for Company employees and monitors local and national compensation trends to ensure the Company's compensation program is competitive within the newspaper industry.

     The Stock Option Committee acted by unanimous written consent five (5) times in 2001. The Stock Option Committee, which consists of Mr. Thompson, Chairman, and Mr. Meitar, administers the Company's 1994 Stock Option Plan, 1997 Stock Incentive Plan and 1999 Stock Incentive Plan.

DIRECTORS' COMPENSATION

     During 2001, each director, including each director who is an executive officer, was entitled to receive an annual director's fee of $35,000 per annum and a fee of $3,000 ($5,000 for Committee Chairman) for each board or committee meeting attended. Non-employee directors were also each entitled to receive an option to purchase 4,500 shares of Class A Common Stock pursuant to the 1999 Stock Incentive Plan. Directors are reimbursed for expenses incurred in attending the meetings. Members of the Executive Committee do not receive meeting fees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the directors and executive officers and any persons holding more than 10% of any equity security of the Company are required to report their initial ownership of any equity security and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any failure to file such reports by those dates during 2001. To the Company's knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all of these filing requirements were satisfied.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for the three fiscal years ended December 31, 2001 for the Chief Executive Officer and the four most highly compensated executive officers whose salary and bonus for the year ended December 31, 2001 exceeded $100,000.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                        ANNUAL COMPENSATION                       SECURITIES
                                    ---------------------------   OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY          BONUS       COMPENSATION     OPTIONS      COMPENSATION(2)
---------------------------  ----     ------          -----       ------------    ----------    ---------------
LORD BLACK.................  2001   $443,283(3)    $  250,000(3)       --         400,000(4)      $123,302(5)
  Chairman and               2000    448,639(3)     1,860,462(3)       --         335,000(6)       136,093(7)
  Chief Executive Officer    1999    466,967(3)            --(3)       --         245,000(8)       128,156(9)
F. DAVID RADLER............  2001   $     --(3)    $  150,000(3)       --         400,000(4)      $134,583(5)
  President and              2000         --(3)       530,605(3)       --         335,000(6)       157,085(7)
  Chief Operating Officer    1999         --(3)            --(3)       --         245,000(8)       154,915(9)
DANIEL W. COLSON...........  2001   $260,851(3)    $1,123,719(3)       (1)        300,000(4)      $116,125(5)
  Chief Executive Officer    2000    263,653(3)     1,794,988(3)       (1)        250,000(6)       147,948(7)
  of The Telegraph           1999    245,280(3)            --(3)       (1)        170,000(8)       136,980(9)
J. A. BOULTBEE.............  2001   $     --(3)    $   50,000(3)       --         125,000(4)      $ 15,979(5)
  Executive Vice President   2000         --(3)            --(3)       --         110,000(6)        23,054(7)
                             1999         --(3)            --(3)       --          85,000(8)        29,206(9)
PETER Y. ATKINSON..........  2001   $     --(3)    $  100,000(3)       --         125,000(4)      $ 15,979(5)
  Vice President             2000         --(3)        50,000(3)       --         110,000(6)        23,054(7)
                             1999         --(3)            --(3)       --          85,000(8)        35,063(9)

---------
(1) Pursuant to the Company's deferred compensation plan, discretionary contributions are credited to the participants' retirement accounts as deferred compensation. See "Deferred Compensation Plan."

(2) Certain executive officers of the Company, including Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee, are participants in the Hollinger Inc. Executive Share Option Plan. As of March 25, 2002, 611,250, Hollinger Inc. Executive Share options had vested. Lord Black holds vested options to acquire 187,500 Hollinger Inc. Retractable Common Shares and unvested options to acquire 62,500 Hollinger Inc. Retractable Common Shares; Mr. Radler holds vested options to acquire 172,500 Hollinger Inc. Retractable Common Shares and unvested options to acquire 57,500 Hollinger Inc. Retractable Common Shares; Mr. Colson holds vested options to acquire 120,000 Hollinger Inc. Retractable Common Shares and unvested options to acquire 40,000 Hollinger Inc. Retractable Common Shares; Mr. Boultbee holds vested options to acquire 71,250 Hollinger Inc. Retractable Common Shares and unvested options to acquire 23,750 Hollinger Inc. Retractable Common Shares and Mr. Atkinson holds vested options to acquire 60,000 Hollinger Inc. Retractable Common Shares and unvested options to acquire 20,000 Hollinger Inc. Retractable Common Shares.

(3) With the exception of salaries paid to Lord Black and Mr. Colson by The Telegraph (which salaries were paid in pounds sterling and Canadian Dollars, respectively, and have been converted into U.S. Dollars at the 2001 average rate of 1.4401 and 0.6456, the 2000 average rate of 1.5158 and 0.6731, and the 1999 average rate of 1.6172 and 0.6732, respectively, for purposes of this disclosure) and certain performance incentive bonuses, Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee do not receive salaries or bonuses directly from the Company. Under the Services Agreements with Ravelston, the Company and XSTM (for 1999 and 2000) pay a management fee relating to, among other matters, management and administrative services provided to the Company by such executives. See "Certain Relationships and Related Transactions."

(4) Options granted pursuant to the 1999 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $14.37 per share exercise price and vest over a four year period beginning April 2, 2002 in equal increments. See "1999 Stock Incentive Plan" below.

(5) With respect to Lord Black, Mr. Radler and Mr. Colson, reflects quarterly and meeting attendance fees paid for services as a director during 2001. With respect to Lord Black and Messrs. Radler, Colson, Boultbee and Atkinson, reflects quarterly and meeting attendance fees paid for services as a director of Hollinger L.P. during 2001 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2001 average rate of 0.6456 for purposes of this disclosure). With respect to Lord Black and Mr. Radler reflects fees paid for services as a director of American Publishing Company during 2001. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of APAC-95, Inc., a subsidiary of the Company, during 2001. With respect to Lord Black, Mr. Colson and Mr. Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 2001 average rate of 1.4401 for purposes of this disclosure).

(6) Options granted pursuant to the 1999 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $10.53 per share exercise price and vest over a four year period beginning March 7, 2001 in equal increments. See "1999 Stock Incentive Plan" below.

(7) With respect to Lord Black, Mr. Radler and Mr. Colson, reflects quarterly and meeting attendance fees paid for services as a director during 2000. With respect to Lord Black and Messrs. Radler, Colson, Boultbee and Atkinson, reflects quarterly and meeting attendance fees paid for services as a director of XSTM during 2000 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2000 average rate of 0.6731 for purposes of this disclosure). With respect to Lord Black and Mr. Radler reflects fees paid for services as a director of American Publishing Company and Jerusalem Post during 2000. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of APAC-95, Inc., a subsidiary of the Company, during 2000. With respect to Lord Black, Mr. Colson and Mr. Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 2000 average rate of 1.5158 for purposes of this disclosure), UniMedia Company (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2000 average rate of 0.6371) and Hollinger L.P. (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 2000 average rate of 0.6371).

(8) Options granted pursuant to the 1997 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $11.63 per share exercise price and vest over a four year period beginning February 12, 2000 in equal increments. See "1997 Stock Incentive Plan" below.

(9) With respect to Lord Black, Mr. Radler and Mr. Colson, reflects quarterly and meeting attendance fees paid for services as a director during 1999. With respect to Lord Black and Messrs. Radler, Colson, Boultbee and Atkinson, reflects quarterly and meeting attendance fees paid for services as a director of XSTM during 1999 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 1999 average rate of 0.6732 for purposes of this disclosure). With respect to Lord Black and Mr. Radler reflects fees paid for services as a director of American Publishing Company and Jerusalem Post during 1999. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of APAC-95, Inc., a subsidiary of the Company, during 1999. With respect to Lord Black, Mr. Colson and Mr. Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 1999 average rate of 1.6172 for purposes of this disclosure), UniMedia Company (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 1999 average rate of 0.6732) and Hollinger L.P. (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 1999 average rate of 0.6732).

     DEFERRED COMPENSATION PLAN. Mr. Colson received a pension contribution from The Telegraph in the amount of $59,996, which was originally paid in pounds sterling and which has been converted into U.S. Dollars at the average rate of
1.4401 for purposes of this disclosure.

     1994 STOCK OPTION PLAN. Prior to the Company's initial public offering in May 1994, Hollinger Inc., the parent company of the Company, adopted and approved a stock option plan for the Company which was subsequently amended on September 9, 1996 (as amended, the "1994 Stock Option Plan"), under which stock option awards have been made to eligible employees and officers. The purpose of the 1994 Stock Option Plan was to promote the interests of the Company and its stockholders by establishing a direct link between the financial interests of eligible employees and officers and the performance of the Company and by enabling the Company to attract and retain highly competent employees and officers. On May 1, 1997, the stockholders adopted a new stock option plan (see "1997 Stock Incentive Plan," described below) which replaced the 1994 Stock Option Plan. No new grants have or will be made under the 1994 Stock Option Plan. Awards under the 1994 Stock Option Plan made prior to May 1, 1997 are not affected by the adoption of the 1997 Stock Incentive Plan.

     1997 STOCK INCENTIVE PLAN. On May 1, 1997, the Company adopted, and the Company's stockholders approved, a new compensation plan known as the Hollinger International Inc. 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"). The 1997 Stock Incentive Plan replaced the Company's 1994 Stock Option Plan. Awards previously made under the 1994 Stock Option Plan are not affected. The purpose of the 1997 Stock Incentive Plan was to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1997 Stock Incentive Plan provided for awards of up to 5,156,915 shares of Class A Common Stock. This total included 189,640 shares that remained available under the 1994 Stock Option Plan, which shares were rolled into the 1997 Stock Incentive Plan, and 4,967,275 additional shares. The number of shares available for issuance under the 1997 Stock Incentive Plan was subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1997 Stock Incentive Plan were either authorized and unissued shares or issued shares which had been reacquired by the Company. On May 5, 1999, the stockholders adopted a new stock option plan (see "1999 Stock Incentive Plan", described below) which replaced the 1997 Stock Incentive Plan. No new grants have been or will be made under the 1997 Stock Incentive Plan. Awards under the 1997 Stock Incentive Plan made prior to May 5, 1999 are not affected by the adoption of the 1999 Stock Incentive Plan.

     1999 STOCK INCENTIVE PLAN. On May 5, 1999, the Company adopted, and the Company's stockholders approved, a new compensation plan known as the Hollinger International Inc. 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"). The 1999 Stock Incentive Plan replaces the Company's 1997 Stock Incentive Plan. Awards previously made under the 1997 Stock Incentive Plan are not affected. The purpose of the 1999 Stock Incentive Plan is to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1999 Stock Incentive Plan provides for awards of up to 8,500,000 shares of Class A Common Stock. The number of shares available for issuance under the 1999 Stock Incentive Plan shall be subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1999 Stock Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Company.

     HOLLINGER L.P. UNIT OPTION PLAN. Simultaneously with Hollinger L.P.'s initial public offering in April 1999, Hollinger Canadian Newspapers G.P. Inc., the general partner of Hollinger L.P., adopted and approved a unit option plan for Hollinger L.P. dated April 27, 1999 (the "Unit Option Plan"), under which unit option awards have been made to eligible employees and officers. The purpose of the Unit Option Plan was to promote the interest of Hollinger L.P. and its unit holders by establishing a direct link between the financial interest of eligible employees and officers and the performance of Hollinger L.P. and by enabling Hollinger L.P. to attract and retain highly competent employees and officers.

     OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table sets forth information concerning the issuance of options to purchase Class A Common Stock in 2001 to the named executive officers pursuant to the 1999 Stock Incentive Plan.

                             2001 INDIVIDUAL GRANTS

                                            NUMBER OF      % OF TOTAL
                                            SECURITIES    OPTIONS/SARS    EXERCISE                    GRANT
                                            UNDERLYING     GRANTED TO     OF BASE                      DATE
                                             OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION     PRESENT
                  NAME                      GRANTED(1)    FISCAL YEAR      ($/SH)        DATE        VALUE(2)
                  ----                      ----------    ------------    --------    ----------     --------
Lord Black..............................     400,000         16.8%         $14.37       4/1/11      $2,230,854
F. David Radler.........................     400,000         16.8%         $14.37       4/1/11      $2,230,854
Daniel W. Colson........................     300,000         12.6%         $14.37       4/1/11      $1,673,140
Peter Y. Atkinson.......................     125,000          5.3%         $14.37       4/1/11      $  697,142
J.A. Boultbee...........................     125,000          5.3%         $14.37       4/1/11      $  697,142

---------
(1) The options vest in 25% annual increments on each of the first, second, third and fourth anniversaries of their respective grant dates, beginning April 2, 2002.

(2) These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the Commission for estimating the present value of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables described in the following sentence, so there is no assurance that an individual will actually realize the option values presented in this table. The values listed above were based on the following assumptions: volatility (estimated) -- 43.3%; risk-free rate of return -- 5.0%; dividend yield -- 3.4%; time of exercise -- 10 years.

(3) There were no options granted to Lord Black and Messrs. Radler, Colson, Atkinson and Boultbee under the Hollinger L.P. Unit Option Plan.

     AGGREGATED OPTION EXERCISES DURING FISCAL 2001 AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information concerning aggregate option exercises and year-end option values of the named executive officers.

                 AGGREGATED OPTION EXERCISES DURING FISCAL 2001
                                      AND
                       OPTION VALUES AT DECEMBER 31, 2001
                       FOR THE COMPANY AND HOLLINGER L.P.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING                 VALUE OF UNEXERCISED
                                 NUMBER OF                     UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                  SHARES                        AT FISCAL YEAR-END            AT FISCAL YEAR-END(2)
                                ACQUIRED ON     VALUE      ----------------------------    ----------------------------
            NAME                 EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Lord Black
  Company...................          0             0        521,250         848,750        $351,450        $261,300
  Hollinger L.P.............          0             0        102,500         102,500        $ 12,100        $ 12,100
F. David Radler
  Company...................          0             0        521,250         848,750        $351,450        $261,300
  Hollinger L.P.............          0             0        102,500         102,500        $ 12,100        $ 12,100
Daniel W. Colson
  Company...................          0             0        252,500         632,500        $132,950        $195,000
  Hollinger L.P.............          0             0         65,000          65,000        $  7,700        $  7,700
Peter Y. Atkinson
  Company...................          0             0        155,000         280,000        $118,650        $ 85,800
  Hollinger L.P.............          0             0         40,000          40,000        $  4,950        $  4,950
J.A. Boultbee
  Company...................          0             0        146,000         280,000        $ 61,820        $ 85,800
  Hollinger L.P.............          0             0         37,500          37,500        $  4,400        $  4,400

---------
(1) In accordance with SEC rules, Company option values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $11.57, the average of the high and low common stock price reported for New York Stock Exchange transactions on December 31, 2001, the last business day of the Company's fiscal year.

(2) In accordance with SEC rules, Hollinger L.P. option values are calculated by subtracting the exercise price from the fair market value of the underlying partnership unit. For purposes of this table, fair market value is deemed to be $0.58, which is the U.S. dollar equivalent based on a daily noon U.S. conversion rate of .6279 on December 31, 2001 of the average of the high and low Hollinger L.P. unit price reported for The Toronto Stock Exchange transactions on December 31, 2001, the last business day of Hollinger L.P.'s fiscal year.

     REPORT ON EXECUTIVE COMPENSATION. The following Report on Executive Compensation has been furnished by the Compensation Committee. The Board of Directors has delegated to the Compensation Committee authority to review and approve the executive remuneration package for senior executives compensated directly by the Company. The Report reflects the Compensation Committee's policies toward executive compensation; however, the compensation of certain executive officers (including Lord Black and Messrs. Radler, Colson, Boultbee, Atkinson and Creasey) is determined by Ravelston, the parent corporation of Hollinger Inc., and is paid pursuant to the Services Agreements, except to the extent that the Company compensates such persons directly in the form of stock options, other stock-related programs and salaries paid by The Telegraph.

     As of March 1, 2002, the Compensation Committee consisted of two directors, neither of whom are officers or employees of the Company, and neither participates in any executive compensation plan reviewed by the Compensation Committee.

     The Committee has previously noted that in the past base pay constituted the most significant portion of executive pay. The Compensation Committee has recognized that it is important to move to a system that provides a more balanced executive compensation package, placing greater emphasis on annual and long term incentives and a reduced role for annual base salary. Such an approach is consistent with many other public companies.

     Consequently, as has been done in prior year executive pay packages, the Compensation Committee will attempt to follow the following strategy:

          (i) Motivate executives to achieve their strategic goals by tying their compensation to the performance of the Company, their individual operating units and their individual performance;

          (ii) Be competitive with other leading companies so as to attract and retain the best possible executive talent; and

          (iii) Align the interests of the executives with the long-term interest of the Company's stockholders through the award of stock options and other stock-related programs.

     The first step toward this executive compensation strategy was implemented in 1994 with the establishment of the 1994 Stock Option Plan. Since 1994, key members of management have been awarded stock options under the 1994 Stock Option Plan and the 1997 Stock Incentive Plan. In 1999, the Hollinger International Inc. 1999 Stock Incentive Plan was established to continue to make stock options and other stock-related programs available as incentives for key members of management, and will provide for automatic stock option grants to non-employee directors of the Company.

     Section 162(m) of the Code provides that public companies are denied a Federal income tax deduction for compensation in excess of $1 million to any covered employee except to the extent the compensation is performance based. The Compensation Committee believes that all compensation paid by the Company in 2001 complied with the Section 162(m) limitation. It is the present intention of the Compensation Committee to seek to ensure that all compensation payable to executives that is otherwise tax deductible will continue to be tax deductible. However, the Compensation Committee reserves the right to take whatever action with respect to the compensation of executive officers that it deems appropriate and in the best interests of the Company and its stockholders.

     The foregoing report has been furnished by James R. Thompson and Richard R. Burt.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. There are no compensation committee interlocks or insider participation in compensation decisions.

     STOCKHOLDER RETURN PERFORMANCE GRAPH. The following graph compares the percentage change in the Company's cumulative total stockholder return on its Class A Common Stock (assuming all dividends were reinvested at the market price on the date of payment) against the cumulative total stockholder return of the NYSE Market Index and the Media General Industry Group Index--Newspapers for the period commencing with January 1, 1997 through December 31, 2001. The Class A Common Stock has been listed on the NYSE under the symbol "HLR".

                  COMPARISON OF CUMULATIVE TOTAL RETURN OF THE
          COMPANY, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                              (PERFORMANCEE GRAPH)

----------------------------------------------------------------------------------------------------------------
                                       1996         1997         1998         1999         2000         2001
----------------------------------------------------------------------------------------------------------------
 Hollinger Intl. Inc.                 100.00       125.94       129.38       125.56       160.16       123.40
 Publishing -- Newspapers             100.00       128.54       129.32       165.83       146.77       127.36
 NYSE Market Index                    100.00       131.56       156.55       171.42       175.51       159.87

                    SOURCE: MEDIA GENERAL FINANCIAL SERVICES
                                 P.O. BOX 85333
                               RICHMOND, VA 23293
                            PHONE: 1-(800) 446-7922
                             FAX: 1-(804) 649-6826

     The information in the graph was prepared by Media General Financial Services. The graph assumes an initial investment of $100 and reinvestment of dividends during the period presented.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP as independent auditors of the Company for the year ending December 31, 2002. Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Fees billed to the Company by KPMG LLP during fiscal 2001 were as follows:

     AUDIT FEES. The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements and the reviews of financial statements included in the Company's Forms 10-Q totaled $672,301.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not engage KPMG LLP during fiscal 2001 to provide services regarding the Company's financial information systems design and implementation.

     ALL OTHER FEES. The aggregate fees billed for all other non-audit professional services rendered totaled $6,680,148. The Audit Committee has considered whether the provision of such non-audit services is compatible with maintaining KPMG LLP's independence.

                             STOCKHOLDER PROPOSALS

     Proposals that stockholders desire to have included in the Company's proxy materials for the 2003 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its principal executive office no later than November 28, 2002.

     For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2003 Annual Meeting of Stockholders, the stockholder must provide timely advance notice. Advance notice must be received by the Secretary of the Company at its principal executive offices no later than February 11, 2003 in order to be timely. If a proposal is received after that date, the Company's proxy for the 2003 Annual Meeting will confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2003 Annual Meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other business which will come before the Annual Meeting for action by the stockholders other than the matters specified in the accompanying Notice of the Annual Meeting. If any other matters requiring a stockholder vote properly come before the meeting, the persons appointed in the enclosed proxy will vote in accordance with their discretion with respect to such matters.

                                            -S- MARK S. KIPNIS
                                            Mark S. Kipnis
                                            Vice President-Law and Secretary
Chicago, Illinois
March 28, 2002

                          HOLLINGER INTERNATIONAL INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                          HOLLINGER INTERNATIONAL INC.
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2002

The undersigned holder of shares of Class A Common Stock, par value $.01 per share ("Class A Shares"), and/or Class B Common Stock, par value $.01 per share ("Class B Shares"), of Hollinger International Inc. ("Hollinger International"), hereby appoints Mark S. Kipnis and Linda Loye, individually, with full power of substitution in each of them, as proxy or proxies to represent the undersigned and vote all Class A Shares and/or Class B Shares of Hollinger International which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders of Hollinger International to be held on May 23, 2002 at 11:00 a.m., local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022, and at any adjournments or postponements thereof, upon all matters coming before such meeting. Said proxies are directed to vote as set forth below and, in their discretion, upon such other matters as may properly come before the meeting.

(1) Nominees to serve for a one-year term expiring at the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

     (01) Peter Y. Atkinson; (02) Barbara Amiel Black; (03) Lord Black of Crossharbour, PC(C), OC, KCSG; (04) Hon. Richard R. Burt; (05) Daniel W. Colson; (06) Hon. Henry A. Kissinger; (07) Marie-Josee Kravis; (08) Shmuel Meitar; (09) Hon. Richard N. Perle; (10) F. David Radler; (11) A. Alfred Taubman; (12) Hon. James R. Thompson, and (13) Leslie H. Wexner.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOLLINGER INTERNATIONAL. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
    /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL /\






               PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                       YOUR PROXY BY TELEPHONE OR INTERNET


6185--Hollinger International Inc.


                                                    HOLLINGER INTERNATIONAL INC.
                                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                                                                           ---------------------------------------




                                                                                           ---------------------------------------
                                                                                                        CONTROL NUMBER


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

1. ELECTION OF DIRECTORS
   Nominees:  (01) Peter Y. Atkinson, (02) Barbara Amiel Black, (03) Lord Black                 For      Withhold     For All
   of Crossharbour,PC(C), OC, KCSG, (04) Hon. Richard R. Burt, (05) Daniel W.                   All         All        Except
   Colson, (06) Hon. Henry A. Kissinger, (07) Marie-Josee Kravis, (08) Shmuel
   Meitar, (09) Hon. Richard N. Perle, (10) F. David Radler, (11) A. Alfred                     [ ]         [ ]         [ ]
   Taubman, (12) Hon. James R. Thompson, and (13) Leslie H. Wexner.
   Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space provided below:

   -----------------------------------------------

2. OTHER BUSINESS. The proxies shall be authorized to vote on any other
   business properly brought before the meeting and any adjournments or         Mark this box if you will attend the
   postponements thereof in accordance with their discretion.                   Annual Meeting                            [ ]

                                                                                Mark this box if you will not attend
                                                                                the Annual Meeting                        [ ]


                                                                       ------------------------------------------------------------

                                                                       ------------------------------------------------------------
                                                                           SIGNATURE(S)                               DATE
                                                                       NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN
                                                                       SIGNING AS EXECUTOR, TRUSTEE, ETC., OR AS OFFICER OF A
                                                                       CORPORATION, GIVE FULL TITLE AS SUCH. FOR JOINT ACCOUNTS,
                                                                       PLEASE OBTAIN BOTH SIGNATURES.


-------------------------------------------------------------------------------
   / \ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL / \





  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                POSTAGE PAID ENVELOPE IF YOU ARE VOTING BY MAIL.

                          HOLLINGER INTERNATIONAL INC.

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The LaSalle Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until May 22, 2002, the day before the meeting.

               Use a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the
[GRAPH] instructions. Have your control number (located in the upper right corner of the proxy form) available when you call.

               Accessing the World Wide Web site http://www.eproxyvote.com/hlr/ to vote via the Internet. Have your control number (located in
[GRAPH] the upper right corner of the proxy form) available when you access the web page. Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

                        THANK YOU FOR VOTING YOUR SHARES
                             YOUR VOTE IS IMPORTANT!

  Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.

6185--Hollinger International Inc.